Exhibit 10.2.14
AMENDMENT TO RESTRICTED STOCK
AND RESTRICTED STOCK UNIT AGREEMENT
          THIS AMENDMENT TO RESTRICTED STOCK AND RESTRICTED STOCK UNIT AGREEMENT (the “Amendment”) is made and entered into as of the date indicated below under “Date of Agreement” by and between MGIC Investment Corporation, a Wisconsin corporation (the “Company”), and the director of MGIC Investment Corporation whose signature is set forth on the signature page hereto (the “Director”).
          WHEREAS, The Company and Director have entered into Restricted Stock and Restricted Stock Unit Agreements (the “Agreements”). Both the Company and the Director desire to amend the Agreements as set forth below.
          NOW, THEREFORE, the Agreements are hereby amended in the manner set forth below:
          1. Definition of Change in Control of the Company. The Agreements are hereby amended, with respect to Restricted Stock Unit awards subject to Internal Revenue Code Section 409A, to replace the existing definition of Change in Control of the Company with the definition of Change in Control of the Company included in the Restricted Stock and Restricted Stock Unit Agreements entered into by the Company and its directors dated as of February 28, 2008 (the “2008 Agreements”). The definition of Change in Control of the Company included in the 2008 Agreements can be found in Exhibit 10.2.11 of the Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission by the Company on May 12, 2008.
          2. Separation of Service. The second sentence in Section 9(d) of each of the Agreements is hereby deleted and replaced by the following sentence:
RSUs that have vested shall be settled by the delivery of one share of Stock for each RSU as promptly as practicable, and in no event more than 90 days after the Director ceases to be a Director of the Company and has a “separation from service” with the Company, defined as a good-faith and complete termination of the relationship with the Company in accordance with Treasury Regulation 1.409A-1(h), which is incorporated herein by this reference.
          3. Gross-Up. The following will be added to the Agreements as a new Section 14(h):
(h) If any payment or benefit (or any acceleration of any payment or benefit) made or provided to the Director or for the Director’s benefit in connection with this Agreement (the “Payments”) are determined to be subject to the interest charges and taxes imposed by Section 409A(a)(1)(B) of the Code, or any state, local, or foreign taxes of a similar nature, or any interest charges or penalties with respect to such taxes (such taxes, together with any such interest charges and penalties, are collectively referred to as the “Section 409A Tax”), then the Company shall pay the Director, within 30 days after the date on which the Director provides the Company with a written request for reimbursement thereof (accompanied by proof of taxes paid), but in no event later than the end of the calendar year following the year in which the Director remits the Section 409A tax to the Internal Revenue Service or other applicable taxing authority, an additional amount (the

“Section 409A Gross-Up Payment”); provided, however, that any Section 409A Gross-Up Payment shall be reduced to the extent that the Section 409A Tax payable is due to the direct fault of the Director. The Section 409A Gross-Up Payment shall, subject to the proviso at the end of the previous sentence, be such that the net amount retained by the Director after deduction of the Section 409A Tax (but not any federal, state, or local income tax or employment tax) and any federal, state, or local income tax, or employment tax upon the payment provided for by this Subsection 14(h) shall be equal to the Payments. For purposes of determining the amount of the Section 409A Gross-Up Payment, the Director shall be deemed to pay federal income tax and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Section 409A Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Director’s domicile for income tax purposes on the date the Section 409A Gross-Up Payment is made, net of the maximum reduction in federal income taxes that may be obtained from the deduction of such state and local taxes. The Company and the Director shall reasonably cooperate with each other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Section 409A Tax with respect to the Payments, and the Director shall, if reasonably requested by the Company, contest any obligation to pay a Section 409A Tax for which a Section 409A Gross-Up Payment is owed. If, as a result thereof, the Director receives a tax refund or credit for any Section 409A Tax previously paid with respect to any Payments for which a Section 409A Gross-Up Payment was paid, the Director shall return to the Company an amount equal to such refund or credit.
          4. Continuing Effect of the Agreement. Except as set forth above, the provisions of the Agreements are and shall remain in full force and effect. From and after the date hereof, all references made in each Agreement to “the Agreement” and “this Agreement” shall be a reference to the Agreement as amended by this Amendment.
          5. Governing Law. This Amendment shall be governed and construed in accordance with the laws of the State of Wisconsin applicable to contracts made and to be performed therein between residents thereof.
          IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by its duly authorized officer, and the Director has hereunto affixed his or her hand and seal, all as of the day and year set forth below.
Date of Agreement: As of December 2, 2008

MGIC INVESTMENT CORPORATION

By:
	Ralph J. Gundrum	[Name of Director]
Assistant Secretary